Consent of Independent Auditors

The Board of Directors
C-COR Electronics, Inc.

The audits referred to in our report dated August 9, 1996, except for notes P and Q which are as of July 10, 1997, included the related financial statement schedule as of June 28, 1996, and for each of the years in the three-year period ended June 28, 1996, included in the annual report on form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590 and 333-02505) on form S-8 of C-COR
Electronics, Inc. and Subsidiaries of our reports, related to the consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 28, 1996 and June 30, 1995, and the related consolidated statements of income, shareholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended June 28, 1996, which reports are incorporated by reference in or appear in the June 28, 1996 annual report on form 10-K of C-COR ELectronics, Inc. and Subsidiaries.


/s/ KPMG Peat Marwick, LLP
State College, Pennsylvania
July 14, 1997